Exhibit (a)(1)(vii)

Oaktree Strategic Credit Fund

Shareholder Update | June 17, 2026

Dear Shareholders,

Oaktree Strategic Credit Fund (“OSC” or the “Fund”) received tender requests for approximately 4.5% of shares outstanding, below the 5.0% of shares outstanding offered in the quarterly tender that expired on June 12, 2026. As a result, 100% of tender requests will be honored in full. Since OSC launched in June 2022, the Fund has fully satisfied all tender requests.

Over the last three years, OSC has delivered an 8.79% annualized total net return1 for Class I shares, while also maintaining credit risk under control and a conservative balance sheet. The Fund’s non-accrual2 investments as of March 31, 2026, were less than 1 basis point of fair value (8 basis points of cost), and the Fund’s leverage ratio as of April 30, 2026, was 0.63x net-debt-to-equity.3 Furthermore, approximately 99% of the Fund’s total investment income during the first calendar quarter of 2026 was cash pay, which we believe reflects the high quality of the portfolio’s income stream.

In the current market environment, we believe investors are becoming more selective in evaluating managers and portfolios. Investors appear increasingly focused on identifying managers with disciplined underwriting and experience navigating changing market conditions and funds with conservative balance sheets. We view increased discernment as a positive development for the private credit industry and one that could ultimately benefit long-term investors.

We believe that the Fund is well positioned to capitalize on the current market environment. Our liquidity as of March 31, 2026, was $1.8 billion comprised of cash and undrawn credit facilities. When adjusted to include liquid credit investments and deducting unfunded commitments, liquidity exceeded $2 billion, representing nearly 50% of the Fund’s total net asset value.

Periods of market dislocation have historically created some of the most attractive opportunities for disciplined credit investors, and OSC has the liquidity and flexibility to act decisively as opportunities emerge.

We appreciate your continued trust and partnership and look forward to updating you on the Fund’s progress in the months ahead.

Sincerely,

Oaktree Strategic Credit Fund

Oaktree Strategic Credit Fund | June 17, 2026

Endnotes

1.

Total Return is calculated as the change in NAV per share during the period, plus distributions per share (assuming dividends and distributions are reinvested) divided by the beginning NAV per share. Returns for periods greater than one year are annualized.

2.	Loans are classified as non-accrual loans when they stop generating interest income for the lender, including when loans are 90 days past due, in default or unlikely to be repaid in full.

3.	Regulatory net leverage ratio calculated as total debt divided by total net assets after adjusting for cash and cash equivalents.

Important Disclosure Information and Risk Factors

Oaktree Strategic Credit Fund (the “Fund”) is a non-exchange-traded business development company (“BDC”) that seeks to invest primarily in a diversified portfolio of private debt across industries and transaction types, targeting bespoke, highly negotiated loans and private equity-related financings such as those backing leveraged buyouts.

An investment in the Fund involves a high degree of risk. You should invest in the Fund only if you can afford the complete loss of your investment. You should read the Fund’s prospectus, including the “Risk Factors” section therein, which contains a discussion of the risks and uncertainties that the Fund believes are material to its business, operating results, prospects and financial condition. These risks include, but are not limited to, the following:

•	You should not expect to be able to sell your shares regardless of how we perform.

•	You should consider that you may not have access to the money you invest for an extended period of time.

•	We do not intend to list our shares on any securities exchange, and we do not expect a secondary market in our shares to develop prior to any listing.

•	Because you may be unable to sell your shares, you will be unable to reduce your exposure in any market downturn.

•

We have implemented a share repurchase program, but only a limited number of shares will be eligible for repurchase and repurchases will be subject to available liquidity and other significant restrictions.

•

An investment in our common shares of beneficial interest (“Common Shares”) is not suitable for you if you need access to the money you invest. See “Suitability Standards” and “Share Repurchase Program” in the Fund’s prospectus.

•

We cannot guarantee that we will make distributions, and if we do, we may fund such distributions from sources other than cash flow from operations, including the sale of assets, borrowings, return of capital or offering proceeds, and although we generally expect to fund distributions from cash flow from operations, we have not established limits on the amounts we may pay from such sources.

•

Distributions may also be funded in significant part, directly or indirectly, from temporary waivers or expense reimbursements borne by Oaktree Fund Advisors, LLC (the “Adviser”) or its affiliates, that may be subject to reimbursement to the Adviser or its affiliates. The repayment of any amounts owed to our affiliates will reduce future distributions to which you would otherwise be entitled.

•	We use and continue to expect to use leverage, which will magnify the potential for loss on amounts invested in us.

•

We invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below-investment-grade securities, which are often referred to as “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may also be illiquid and difficult to value.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities regulator has approved or disapproved of the Fund’s securities or determined if the Fund’s prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This investor communication must be read in conjunction with the Fund’s prospectus in order to fully understand all of the implications and risks of an investment in the Fund. This investor communication is neither an offer to sell nor a solicitation of an offer to buy securities. An offering of the Common Shares is made only by the Fund’s prospectus, which must be made available to you prior to making a purchase of the Fund’s Common Shares and is available at osc.brookfield.com. Prior to making an investment, investors should read the Fund’s prospectus, including the “Risk Factors” section therein, which contains a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition.

Oaktree Strategic Credit Fund | June 17, 2026

Forward-Looking Statements

This investor communication contains forward-looking statements about Oaktree Strategic Credit Fund’s business, including, in particular, statements about its plans, strategies and objectives. You can generally identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. These statements include Oaktree Strategic Credit Fund’s financial projections and estimates and their underlying assumptions, plans and objectives for future operations, including plans and objectives relating to future growth and availability of funds, and they are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and most of which are beyond Oaktree Strategic Credit Fund’s control. Although Oaktree Strategic Credit Fund believes the assumptions underlying the forward-looking statements, and the forward-looking statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there is no assurance that these forward-looking statements will prove to be accurate, and Oaktree Strategic Credit Fund’s actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by Oaktree Strategic Credit Fund or any person that Oaktree Strategic Credit Fund’s objectives and plans, which it considers to be reasonable, will be achieved.

You should carefully review the “Risk Factors” section of Oaktree Strategic Credit Fund’s prospectus, and any updated risk factors included in Oaktree Strategic Credit Fund’s periodic filings with the SEC, which will be accessible on the SEC’s website at www.sec.gov, for a discussion of the risks and uncertainties that Oaktree Strategic Credit Fund believes are material to its business, operating results, prospects and financial condition. These factors should not be construed as exhaustive, and they should be read in conjunction with the other cautionary statements that are included in this document (or Oaktree Strategic Credit Fund’s prospectus and other SEC filings). Except as otherwise required by federal securities laws, Oaktree Strategic Credit Fund does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Before investing, consider the Fund’s investment objectives, risks, charges and expenses. To obtain a prospectus, which contains this information, please download the prospectus from osc.brookfield.com. Please read the prospectus carefully before investing.

Brookfield Private Wealth LLC (member FINRA/SIPC) is the distribution manager for the Oaktree Strategic Credit Fund offering.

Investment Products: Not FDIC Insured | May Lose Value | Not Bank Guaranteed

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